Prudential's Gibraltar Fund, Inc.
Gateway Center Three
100 Mulberry Street,
Newark, NJ 07102-4077


                                             March 25, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:  Rule 24f-2 Notice for Prudential's Gibraltar Fund,
Inc.
          File Nos. 002-32685 and 811-01660

     On behalf of the Prudential's Gibraltar Fund, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

                                   Very truly yours,

                                   /s/ Grace C. Torres
                                   Grace C. Torres
                                   Treasurer and Principal
Financial

and Accounting Officer